EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-33487, 333-105833, and 333-161592) of our report dated April 1, 2011, relating to the consolidated financial statements Barrett Business Services, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs for a correction of an error and a change in method of accounting), and the effectiveness of internal controls over financial reporting of Barrett Business Services, Inc. (which report expresses an adverse opinion), appearing in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Moss Adams LLP

Portland, OR

April 1, 2011